Exhibit 10.2
JetBlue Airways Corporation
2020 Omnibus Equity Incentive Plan, as amended
RSU Award Agreement
5 year cliff

“Participant”: [_______]
“Date of Award”: [_______]

This RSU Award Agreement (this “Award Agreement”), effective as of the Date of Award set forth above, sets forth the grant of Restricted Stock Units (“RSUs”) by JetBlue Airways Corporation, a Delaware corporation (the “Company”), to the Participant named above, pursuant to the provisions of the JetBlue Airways Corporation 2020 Omnibus Equity Incentive Plan, as amended (the “Plan”). All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.
Participant understands and agrees that the RSU grant is awarded subject to and in accordance with the terms of the Plan. Participant hereby acknowledges the receipt by electronic delivery of the official prospectus for the Plan which may be accessed through the Participant’s NetBenefits.com account > Restricted Stock Units > Plan & Grant Documents tab. A copy of the Plan is available upon request made to the Corporate Secretary at the Company’s principal offices.

The parties hereto agree as follows:
(A)    Grant of RSUs. The Company hereby grants to the Participant [_____] RSUs, subject to the terms and conditions of the Plan and this Award Agreement. Each RSU represents an unfunded and unsecured right to receive one Share in the future.
(B)    Vesting and Settlement of RSUs.
(1)    The period during which the RSUs shall be subject to a substantial risk of forfeiture and/or other restrictions (the “Period of Restriction”) shall commence on the Date of Award. Subject to the Participant’s continued employment with the Company or an Affiliate (the “Company Group”), the RSUs shall vest, and the Period of Restriction shall lapse, on the five-year anniversary of the Date of Award (the “Vesting Date”). Any RSUs as to which the Period of Restriction has not lapsed prior to the date of the

Participant’s Termination from Service shall be immediately forfeited, except as otherwise provided in Section (C) below.
(2)    Subject to Section (D) below, each vested RSU shall be settled through the delivery of one Share no later than the last business day of the month in which the Vesting Date occurs (the “Settlement Date”).
(3)    The Shares delivered to the Participant on the Settlement Date (or such earlier date determined in accordance with Section (D) below) shall not be subject to contractual transfer restrictions (other than as provided in Sections (G)(2) and (G)(8) below, in the Plan and pursuant to the Company’s insider trading policies) and shall be fully paid, non-assessable and registered in the Participant’s name.
(C)    Termination from Service
(1)    Except as determined by the Chief Executive Officer and the Chief People Officer of the Company in their sole and exclusive discretion or as otherwise set forth in this Section (C), upon the Participant’s Termination from Service under any circumstances, any unvested RSUs that have not been settled in accordance with Section (B) above prior to the date of such Termination from Service shall be immediately and unconditionally forfeited, without any action required by the Participant or the Company.
(2)    Except as determined by the Chief Executive Officer and the Chief People Officer of the Company in their sole and exclusive discretion, if the Participant’s Termination from Service is by the Company for Cause, or after the Participant’s Termination from Service, the Participant is found to have engaged in conduct (before or after the date of such termination) that constitutes or would have constituted Cause, any RSUs that have not yet been settled as of such time (whether vested or unvested) shall be immediately and unconditionally forfeited, without any action required by the Participant or the Company. For purposes of this Award Agreement, “Cause” shall mean a Participant’s (i) conviction of, or plea of no contest to, a felony or other crime involving moral turpitude or dishonesty; (ii) participation in a fraud or willful misconduct that is injurious to the business, financial condition, property or reputation of the Company Group; (iii) willful breach of the Company Group’s policies that adversely affects the Company Group, its business or its reputation; (iv) the embezzlement or misappropriation of funds or property of the Company Group by the Participant; (v) habitual conduct that constitutes gross insubordination; (vi) habitual neglect of his or her duties with the Company Group; or (vii) breach of any restrictive covenant set forth in this Award Agreement or to which the Participant is otherwise subject in favor of the Company Group. For purposes of the foregoing, no act, or failure to act, on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company Group. Any determination of Cause for purposes of this Award Agreement shall be made by the Company in its sole discretion. Any such determination shall be final, binding and conclusive on a Participant.
(3)    Notwithstanding Section (C)(1) above, upon a Termination from Service due to the Participant’s (a) Disability or (b) death, all RSUs shall vest and be settled and distributed to the Participant or the Participant’s estate. Such distribution referenced in this Section (C)(3) shall be made following such Termination from Service and no later than the last business day of the month following such Termination from Service or as soon as administratively practicable thereafter.
(4)    Notwithstanding Section (C)(1) above, upon a Termination from Service due to the Participant’s Retirement (as defined below), if such Termination from Service occurs on or after the one-year anniversary of the Date of Award, (i) if such Termination from Service occurs on or after the one-year anniversary but prior to the two-year anniversary of the Date of Award, 20% of the RSUs shall remain outstanding until the Settlement Date as if the Participant remained in Service with the Company Group and shall be settled and distributed to the Participant on the Settlement Date, (ii) if such Termination from Service occurs on or after the two-year anniversary but prior to the three-year anniversary of the Date of Award, 40% of the RSUs shall remain outstanding until the Settlement Date as if the Participant remained in Service with the Company Group and shall be settled and distributed to the Participant on the Settlement Date, and (iii) if such Termination from Service occurs on or after the three-year anniversary of the Date of Award, 100% of the RSUs shall remain outstanding until the Settlement Date as if the Participant remained in Service with the Company Group and shall be settled and distributed to the Participant on the Settlement Date, and the remainder of the RSUs shall be immediately and unconditionally forfeited.
(5)    For the purposes of this RSU Award Agreement, “Retirement” means voluntary Termination from Service by the Participant on or after the date on which the sum of the Participant’s age and years of service as an employee of the Company Group is at least sixty-five (65); provided, however, that the Participant has both (i) attained the age of fifty-five (55) and (ii) completed ten (10) years of service as an employee of the Company and its affiliated companies.
(6)    Notwithstanding Section (C)(1) above, upon a Termination from Service due to the Participant’s voluntary resignation (other than Retirement), if such Termination from Service occurs on or after the three-year anniversary of the Date of Award, for each full year that has elapsed from the Date of Award until the date of Termination from Service, 20% of the RSUs shall remain outstanding until the Settlement Date as if the Participant remained in Service with the Company Group and shall be settled and distributed to the Participant on the Settlement Date, and the remainder of the RSUs shall be immediately and unconditionally forfeited.
(7)    Except as set forth in Section 13 of the Plan, under no circumstance will vesting of the RSUs be accelerated.
(D)    Change in Control. The RSU grant awarded under this Award Agreement is subject to the provisions of Section 13 (Change in Control) of the Plan; provided, however, that if a Change in Control occurs that does not constitute a “change in control event,” within the meaning of Treasury Regulations Section 1.409A-3(i)(5), then to the extent necessary to avoid any taxes, interest or penalties as a result of Code Section 409A (“Section 409A”), any accelerated payment or settlement of the RSUs in accordance with Section 13 of the Plan that constitutes a “deferral of compensation” under Section 409A shall be made at the times specified in Sections (B) and (C) above as if such Change in Control had not occurred.
(E)    Transferability. RSUs are not transferable other than by last will and testament, by the laws of descent and distribution. Further, except as set forth in the Plan, a Participant’s rights under the Plan shall be exercisable during the Participant’s lifetime only by the Participant, or in the event of the Participant’s legal incapacity, the Participant’s legal guardian or representative.
(F)    Restrictive Covenants.
(1)    Noncompetition. In the case of a Participant whose position with the Company Group is Senior Vice President or above, for a period commencing on the Date of Award (or, if later, the date that the Participant commences such position) and ending on the one-year anniversary of the date of Termination from Service for any reason (the “Restricted Period”), the Participant shall not, without the prior written consent of the Company, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent or otherwise, alone or in association with any other person, firm, corporation or other business organization, carry on a Competing Business (as defined below) in any geographic area in which the Company Group has engaged or in which the Company has publicly announced it will engage. For purposes of this Award Agreement, a “Competing Business” is defined as a domestic commercial airline; provided, however, that nothing herein shall limit the Participant’s right to own not more than 1% of any of the debt or equity securities of any business organization that is then filing reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.
(2)    Non-Solicitation. The Participant, regardless of his or her position with the Company, agrees that, during the Restricted Period, the Participant shall not, directly or indirectly, (a) interfere with or attempt to interfere with the relationship between any person who is, or was during the then most recent twelve-month period, an employee of the Company Group whose position with the Company Group is or was Director or above at any time during such twelve-month period, or solicit, induce or attempt to solicit or induce any such person to leave the employ of any member of the Company Group or violate the terms of their respective contracts, or any employment arrangements, with such entities; provided, however, the Participant shall not be prohibited from placing public advertisements or conducting any other form of general solicitation that is not specifically targeted toward an employee of the Company Group covered by this clause (a); or (b) induce or attempt to induce any customer, client, supplier, licensee or other business relation of any member of the Company Group to cease doing business with any member of the Company Group, or in any way interfere with the relationship between any member of the Company Group and any customer, client, supplier, licensee or other business relation of any member of the Company Group. As used herein, the term “indirectly” shall include, without limitation, the Participant’s permitting the use of the Participant’s name by any competitor of any member of the Company Group to induce or interfere with any employee or business relationship of any member of the Company Group.
(3)    Clawback. In the event the Participant fails to comply with Section (F) of this Award Agreement, the Participant agrees that all outstanding RSUs awarded under this Award Agreement and any Shares issued upon settlement hereunder during the one-year period immediately preceding such failure to comply shall be subject to clawback or recoupment in a manner determined by the Company to be necessary or appropriate.
(4)    Injunctive Relief. Without intending to limit the remedies available to the Company Group, the Participant agrees that a breach of any of the covenants contained in Section (F) of this Award Agreement may result in material and irreparable injury to the Company Group for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, any member of the Company Group shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Participant from engaging in activities prohibited by the covenants contained in Section (F) of this Award Agreement or such other relief as may be required specifically to enforce any of the covenants contained in this Award Agreement. Accordingly, if the Company Group institutes any action or proceeding to enforce its rights under this Section (F), to the extent permitted by applicable law, the Participant hereby waives the claim or defense that the Company Group has an adequate remedy at law, the Participant shall not claim that any such remedy at law exists, and the Participant consents to the entry of a temporary restraining order or a preliminary or permanent injunction, or both, to enforce this Award Agreement, and expressly waives any security that might otherwise be required in connection with such relief. The Participant agrees that any request for such injunctive relief by the Company shall be in addition and without prejudice to any claim for monetary damages and/or other relief which the Company might elect to assert.
(G)    Miscellaneous.
(1)    The Plan provides a complete description of the terms and conditions governing all RSUs granted thereunder. This Award Agreement and the rights of the Participant hereunder are subject to the terms and conditions of the Plan, as amended from time to time, and to such rules and regulations as the Committee may adopt for the administration of the Plan. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this RSU Award Agreement.
(2)    The Committee shall have the right to impose such restrictions on any Shares acquired pursuant to RSUs as it deems necessary or advisable under applicable federal securities laws, international laws, rules or regulations, the rules and regulations of any stock exchange or market upon which such Shares are then listed and/or traded, and/or under any blue sky or state securities laws applicable to such Shares. It is expressly understood by the Participant that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to administer the Plan and this Award Agreement, all of which shall be binding upon the Participant.
(3)    The Participant acknowledges that, in addition to the clawback provision in Section (F)(3) above, the incentive compensation covered by this Award Agreement and the RSUs granted hereunder are subject to Section 15.6 (Recoupment) of the Plan, including the Company’s recoupment policy, as may be amended or superseded from time to time by the Board or otherwise in response to changes in applicable laws, rules or regulations.
(4)    The Board may at any time, or from time to time, terminate, amend, modify or suspend the Plan, and the Board or the Committee may amend or alter this RSU Award Agreement at any time; provided, however, that no termination, amendment, modification, alteration or suspension shall materially impair the previously accrued rights of the Participant with respect to the RSUs granted pursuant to this Award Agreement, without the Participant’s consent, except as otherwise provided by the Plan.
(5)    This Agreement and any payment or delivery of Shares under this Agreement are intended to comply with Section 409A and the regulations and guidance promulgated thereunder, and shall be administered and construed in accordance with such intent. In furtherance, and not in limitation, of the foregoing: (a) in no event may the Participant designate, directly or indirectly, the calendar year of any payment or delivery of Shares to be made hereunder; and (b) notwithstanding any other provision of this Award Agreement to the contrary, to the extent necessary to avoid any taxes, interest or penalties as a result of Section 409A, a Termination from Service hereunder shall mean and be interpreted consistent with a “separation from service” within the meaning of Section 409A with respect to any payment or delivery of Shares hereunder that constitutes a “deferral of compensation” under Section 409A that becomes due on account of such separation from service.
Notwithstanding the foregoing or any provisions of the Plan or this Award Agreement, if the Company determines that any provision of this Award

Agreement or the Plan contravenes Section 409A or could cause the Participant to incur any additional tax, interest or penalties under Section 409A, the Committee may, in its sole discretion and without the Participant’s consent, modify such provision to (i) comply with, or avoid being subject to, Section 409A, or to avoid the incurrence of any additional taxes, interest and penalties under Section 409A, and/or (ii) maintain, to the extent reasonably practicable, the original intent and economic benefit to the Participant of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A. This Section (G)(5) does not create an obligation on the part of the Company to modify the Plan or this Award Agreement and does not guarantee that the Participant will not be subject to taxes, interest and penalties under Section 409A. Notwithstanding anything to the contrary in the Plan or this Award Agreement, to the extent that the RSUs constitute deferred compensation for purposes of Section 409A and the Participant is a “specified employee” within the meaning of Section 409A, to the extent necessary to avoid any taxes, interest or penalties as a result of Section 409A, no payment or distribution of any amounts with respect to the RSUs that are subject to Section 409A may be made before the first business day following the six (6) month anniversary of the Participant’s Termination from Service from the Company Group or, if earlier, of the date of the Participant’s death.
(6)    The Participant acknowledges that any income derived from the RSUs shall not affect the Participant’s participation in, or benefits under, any other benefit plan or other contract or arrangement maintained by the Company Group.
(7)    Delivery of the Shares underlying the RSUs upon settlement is subject to the Participant satisfying all applicable federal, state, local and foreign taxes (including the Participant’s FICA obligations) upon settlement or earlier, to the extent required by applicable law. The Company shall have the power and the right to (i) deduct or withhold from all amounts payable to the Participant pursuant to the RSUs or otherwise, or (ii) require the Participant to remit to the Company an amount in cash sufficient to satisfy any applicable taxes required by law whenever arising with respect to the RSUs. Further, the Company may permit or require the Committee or Participant to satisfy, in whole or in part, the tax obligations by withholding Shares that would otherwise be received upon settlement of the RSUs.

(8)    In furtherance and not in limitation of the foregoing Section (G)(7), in the event that the Participant is an employee of the Company Group and becomes eligible to retain a portion of the RSUs upon Termination from Service pursuant to Section (C)(4) or (C)(6), the Participant shall at that time become responsible for payment of all FICA and any other taxes then due with respect to the RSUs that the Participant is entitled to retain pursuant to Section (C)(4) or (C)(6). Accordingly, the Participant acknowledges that the Company may, at that time or when deemed administratively necessary by the Company, withhold from the Participant’s paycheck funds necessary to cover such obligations, and the Company shall remit said funds to the proper authorities. The Participant shall not have the right to elect whether payment of FICA shall be made in the form of cash or through withholding Shares otherwise payable on settlement of the RSUs, and such determination shall be made by the Company. To the extent the Participant incurs a Termination from Service for any reason, Participant acknowledges that the Participant is solely responsible for the recovery, from the U.S. government or instrumentality thereof, of any over withholdings pursuant to this Section (G)(8). This Award Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required, or the Committee determines are advisable. The Participant agrees to take all steps the Company determines are necessary to comply with all applicable provisions of federal and state securities law in exercising the Participant’s rights under this Award Agreement.
(9)    Neither the Participant nor any other person shall become the beneficial owner of the Shares underlying the RSUs, nor have any rights to dividends or other rights as a shareholder with respect to any such Shares, until and after such Shares, if any, have been actually issued to the Participant and transferred on the books and records of the Company or its agent in accordance with the terms of the Plan and this Award Agreement.
(10)    Neither the RSUs nor any terms contained in this Award Agreement shall confer upon the Participant any rights or claims except in accordance with the express provisions of the Plan and this Award Agreement, and shall not give the Participant any express or implied right to (i) receive another award of RSU or any other equity-based award at any time in the future or in respect of any future period or (ii) be retained in the employment or service of the Company Group for any period or in any particular position or at any particular rate of compensation, nor restrict in any way the right of the Company Group, which right is hereby expressly reserved, to modify or terminate the Participant’s employment or service at any time for any reason. The Participant acknowledges and agrees that any right to RSUs shall be earned only by continuing as an employee or service provider of the Company Group at the will of the Company Group and by satisfying other applicable terms and conditions contained in the Plan and this Agreement, and not through the act of being hired or being granted the RSUs hereunder.
(11)    All obligations of the Company under the Plan and this Award Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(H)    Acceptance of Award.
The Participant acknowledges his or her understanding and acceptance of the terms and conditions of the Plan and this Award Agreement. The Plan and this Award Agreement represent the entire understanding of the parties, and supersede all prior understandings with respect to the RSUs. If the Participant, however, desires to refuse the RSUs, the Participant must notify the Company in writing in accordance with the Plan no later than 30 days after receipt of this Award Agreement. If the Participant refuses the RSUs, he or she shall not be entitled to any additional compensation or remuneration in replacement of the RSUs. If the Participant does not refuse the RSUs, the Participant shall be deemed to agree to all of the terms of the Plan and this Award Agreement.